Exhibit 99.1

Triumph Bancorp Reports 2014 Net Income to Common Stockholders of $16.9 Million and 4th Quarter Net Income to Common Stockholders of $2.0 Million.

DALLAS – March 4, 2015 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) today announced earnings and operating results for the fourth quarter and full year of 2014.

“Our 2014 results reflect a year of substantial accomplishments and progress as we completed our first full year of consolidated operations with our Triumph Community Bank subsidiary, experienced continued strong loan growth and yields in our national commercial finance lending platforms and issued two collateralized loan obligations (“CLOs”) at our asset management subsidiary. We also completed the initial public offering of our common stock in the fourth quarter of 2014,” said Aaron P. Graft, Chief Executive Officer, Triumph Bancorp, Inc. “The completion of our initial public offering has us well positioned with the capital and liquidity to pursue our strategy of supplementing strong organic loan growth with acquisitions to improve our deposit mix and operating leverage.”

As part of how we measure our results, we use certain non-GAAP financial measures to ascertain performance. These non-GAAP financial measures are reconciled in the section labeled “Metrics and Non-GAAP Financial Reconciliation” at the end of this document.

2014 Annual and 4th Quarter Highlights

•	Triumph Bancorp, Inc. reported net income of $19.8 million and net income available to common stockholders of $16.9 million for the year ended December 31, 2014, compared to net income of $13.4 million and net income available to common stockholders of $11.8 million for the year ended December 31, 2013. For the fourth quarter of 2014, net income was $2.8 million and net income available to common stockholders was $2.0 million, compared to net income of $11.7 million and net income available to common stockholders of $11.3 million for the quarter ended December 31, 2013. Net income for 2014 and 2013 was impacted by the recognition of a $12.6 million pretax gain on branch sale in the third quarter of 2014 and a $9.0 million bargain purchase gain in the fourth quarter of 2013, respectively.

•	Fully diluted earnings per share were $1.52 for the year ended December 31, 2014, compared to $1.39 for the same period in 2013. Diluted earnings per share were $0.14 for the quarter ended December 31, 2014, compared to $1.12 for the same period in 2013. Earnings per share results were impacted during 2014 as a result of 7,705,000 shares of common stock issued in the Company’s initial public offering completed in November 2014. This offering increased common equity by $83.8 million.

•	Return on average common equity was 11.61% and return on average assets was 1.46% for the year ended December 31, 2014, compared to 11.98% and 2.40%, respectively, for the year ended December 31, 2013. For the quarter ended December 31, 2014, our annualized return on average common equity and return on average assets were 4.30% and 0.78%, compared to 37.88% and 3.99% for the quarter ended December31, 2013.

Recent Developments

On March 3, 2015, Triumph Capital Advisors, LLC, a wholly owned subsidiary of Triumph Bancorp, Inc., acquired all of the equity of Doral Money, Inc. (“Doral Money”), a subsidiary of Doral Bank, in connection with the Federal Deposit Insurance Corporation’s (“FDIC”) auction process for Doral Bank. As a result of this transaction, Triumph Capital Advisors also acquired the management contracts to two active CLOs consisting of approximately $703 million in assets under management, bringing Triumph Capital Advisors’ outstanding assets under management (“AUM”) to approximately $1.7 billion, including both active CLOs and warehouse assets. In addition to the CLO management contracts being acquired, the primary assets of Doral Money consist of loans with a face value of approximately $37 million, which were acquired as part of the transaction, and certain securities of the CLOs, which were divested to a third party following the closing as part of an agreement entered into by Triumph Capital Advisors in connection with the transaction.

Balance Sheet

Total loans held for investment were $1.0 billion at December 31, 2014, an increase of $124.8 million or 14.2% for our full 2014 fiscal year, and $28.7 million or 2.9%, during the fourth quarter. This increase was primarily due to continued growth in our commercial finance loan portfolio, which consists of our factored receivables, the asset based loans and equipment loans we originate under our Triumph Commercial Finance brand, and the healthcare asset based loans we originate under our Triumph Healthcare Finance brand. In aggregate, our commercial finance loan portfolio totaled $375.4 million as of December 31, 2014, an increase of $178.2 million or 90.4% in 2014, and $20.9 million or 5.9% in the fourth quarter of 2014.

Total deposits were $1.2 billion at December 31, 2014, an increase of $120.4 million or 11.5% for our full 2014 fiscal year, and $59.6 million or 5.4% for the fourth quarter of 2014. Noninterest-bearing deposits accounted for 15.4% of total deposits and non-time deposits accounted 51.9% of total deposits. The average cost of our interest-bearing deposits was 0.61% for the quarter ended December 31, 2014 compared to 0.56% for the quarter ended September 30, 2014, on an annualized basis.

Net Interest Income

We earned net interest income of $80.5 million for our full 2014 fiscal year. For the quarter ended December 31, 2014, we earned net interest income of $21.3 million compared to $20.4 million for the quarter ended September 30, 2014. Yields on loans for the quarter ended December 31, 2014 were up 32 bps to 8.98% (8.29% adjusted for purchase discount accretion) compared to 8.66% (8.03% adjusted for purchase discount accretion) for the quarter ended September 30, 2014, driven primarily by the growth in our commercial finance loan portfolio, both in aggregate and as a percentage of total loans. Net interest margin (“NIM”) decreased 11 bps to 6.58% for the quarter ended December 31, 2014 from 6.69% for the quarter ended September 30, 2014. Adjusted net interest margin was 6.05% for the quarter ended December 31, 2014 compared to 6.19% for the quarter ended September 30, 2014. The decrease in net interest margin in the fourth quarter of 2014 (compared to the increase in our yield on loans over the same period) was attributable primarily to the receipt of our initial public offering proceeds during such period.

Asset Quality

Our provision for loan losses was $1.8 million for the quarter ended December 31, 2014 compared to $1.4 million for the quarter ended September 30, 2014. We experienced net charge-offs of $0.3 million for the quarter ended December 31, 2014 compared to net charge-offs of $0.3 million for the quarter ended September 30, 2014. From September 30, 2014 to December 31, 2014, our allowance for loan and lease losses (“ALLL”) increased from $7.3 million or 0.75% of total loans to $8.8 million or 0.88% of total loans. Nonperforming Assets (“NPAs”) improved 32 bps from September 30, 2014 to December 31, 2014 to 1.73% of total assets.

Noninterest Income and Expense

We earned noninterest income of $24.8 million for our full 2014 fiscal year. For the quarter ended December 31, 2014 we earned noninterest income of $3.7 million compared to $3.2 million (excluding the $12.6 million gain on branch sale) for the quarter ended September 30, 2014. Noninterest income was positively impacted in the fourth quarter of 2014 by approximately $0.7 million in recoveries on loans previously charged off by Triumph Community Bank prior to the Company’s acquisition of Triumph Community Bank. We earned $0.5 million in asset management fees during the fourth quarter.

We incurred noninterest expense of $69.2 million for our full 2014 fiscal year. For the quarter ended December 31, 2014, noninterest expense totaled $19.7 million, compared to $18.5 million for the quarter ended September 30, 2014, an increase of $1.2 million. Noninterest expense incurred during the quarter ended December 31, 2014 includes $2.1 million of stock-based compensation expense recognized in connection with the grant of 378,343 shares of common stock to our officers and employees shortly following our initial public offering pursuant to our 2014 Omnibus Incentive Plan. One third of these grants vested at issuance, causing the entire expense impact of the fully vested portion of such grants to be reflected during the quarter.

Income tax expense for the year ended December 31, 2014 was $ 10.4 million or 34.4% of net income before taxes, compared to $2.1 million or 13.7% for the year ended December 31, 2013. The lower effective tax rate in 2013 is substantially due to the nontaxable nature of the $9.0 million bargain purchase gain recognized on the acquisition of Triumph Community Bank. Income tax expense for the year ended December 31, 2014 includes a $1.0 million benefit from the reversal of a valuation allowance on capital loss carryforwards and the revaluation of the Company’s net deferred tax asset at a higher effective tax rate based upon the estimated tax rate expected to be in effect when realized.

Other Items

On February 18, 2015, a trademark infringement suit was filed against us and certain of our subsidiaries by a third party asserting that our use of “Triumph” as part of our trademarks and domain names causes a likelihood of confusion and has caused actual confusion, and infringes plaintiffs’ trademarks. The suit seeks damages as well as an injunction to prevent our use of the name “Triumph” and certain other matters. We have been served with process with respect to the suit and expect to file a timely answer.

Conference Call Information

Aaron P. Graft, Vice Chairman and CEO, Bryce Fowler, CFO and Dan Karas, Chief Lending Officer of Triumph Savings Bank, will review the quarterly results in a conference call for investors and analysts beginning at 9:00 a.m. Central Time on Thursday, March 5th, 2015.

To participate in the live conference call, please dial 1 (888) 771-4371 (U.S. and Canada) and enter Conference ID # 38868986. A simultaneous audio-only webcast may be accessed via the Company’s website at www.triumphbancorp.com through the Investor Relations, Webcasts and Presentations links, or through a direct link here at http://edge.media-server.com/m/p/ni3qzjr3/lan/en. An archive of this conference call will subsequently be available at this same location on the Company’s website.

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, commercial finance and asset management activities. www.triumphbancorp.com

Forward-Looking Statements

This presentation contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our limited operating history as an integrated company; business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market area; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; risks related to the integration of acquired businesses and any future acquisitions; changes in management personnel; interest rate risk; concentration of our factoring services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; risks related to our asset management business; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the obligations associated with being a public company; the accuracy of our financial statements and related disclosures; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry-forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and their application by our regulators; governmental monetary and fiscal policies; changes in the scope and cost of the Federal Deposit Insurance Corporation insurance and other coverages; failure to receive regulatory approval for future acquisitions; increases in our capital requirements; and risk retention requirements under the Dodd-Frank Act.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in the most recent registration statement on Form S-1 (the “Prospectus”) filed by us with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of the press release. See page 10 of this press release for additional information.

The following table sets forth key metrics used by Triumph to monitor its operations.

	As of and For the Three Months Ended
Key Metrics	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Financial Highlights (in thousands)
Total assets	$1,447,898	$1,347,798	$1,407,072	$1,297,110	$1,288,239
Total loans held for investment	1,005,878	977,139	939,517	800,667	881,099
Total deposits	1,165,229	1,105,624	1,108,254	1,050,312	1,044,854
Net income available to common stockholders	$2,021	$9,495	$2,285	$3,148	$11,318

Performance ratios - annualized(2)
Return on average assets	0.78%	3.01%	0.88%	1.19%	3.99%
Return on average common equity (1)	4.30%	26.84%	7.05%	10.10%	37.88%
Return on average tangible common equity (ROATCE) (1)	5.11%	34.26%	8.98%	13.00%	48.88%
Return on average total equity	5.02%	23.16%	7.18%	9.26%	31.83%
Yield on loans	8.98%	8.66%	8.83%	9.17%	9.38%
Adjusted yield on loans (1)	8.29%	8.03%	7.75%	7.73%	7.69%
Cost of interest bearing deposits	0.61%	0.56%	0.50%	0.50%	0.55%
Cost of total deposits	0.52%	0.48%	0.42%	0.43%	0.47%
Cost of total funds	0.65%	0.59%	0.53%	0.56%	0.59%
Net interest margin (1)	6.58%	6.69%	6.58%	6.85%	6.68%
Adjusted net interest margin (1)	6.05%	6.19%	5.74%	5.73%	5.43%
Net noninterest expense to average assets (1)	4.44%	4.48%	3.99%	3.92%	3.82%
Noninterest expense to average assets	5.47%	5.41%	4.77%	4.75%	4.99%
Efficiency ratio (1)	78.58%	78.29%	71.78%	69.40%	69.06%

Asset Quality(3)
Past due to total loans	2.57%	2.61%	2.82%	2.99%	2.78%
Nonperforming loans to total loans	1.66%	1.80%	1.54%	1.32%	1.41%
Nonperforming assets to total assets	1.73%	2.05%	1.82%	1.86%	2.03%
ALLL to nonperforming loans	53.02%	41.68%	43.16%	43.92%	29.41%
ALLL to total loans	0.88%	0.75%	0.67%	0.58%	0.41%
Net charge-offs to average loans	0.03%	0.03%	0.01%	(0.01%)	0.02%

Capital
Tier 1 capital to average assets	15.92%	12.20%	11.00%	11.89%	12.87%
Tier 1 capital to risk-weighted assets	19.56%	14.59%	12.66%	14.32%	14.11%
Total capital to risk-weighted assets	20.35%	15.27%	13.22%	14.78%	14.47%
Total equity to total assets	16.40%	13.05%	11.79%	12.66%	12.47%
Total stockholders’ equity to total assets	16.40%	11.12%	9.95%	10.58%	10.37%
Tangible common stockholders’ equity to tangible assets	14.00%	8.38%	7.21%	7.85%	7.57%

Market
Book value per share	$12.68	$14.18	$13.23	$12.94	$12.60
Tangible book value per share (1)	$11.06	$11.17	$10.08	$10.12	$9.70
Basic earnings per common share	$0.14	$0.96	$0.23	$0.32	$1.17
Diluted earnings per common share	$0.14	$0.91	$0.23	$0.32	$1.12
Shares outstanding end of period	17,963,783	9,886,778	9,845,819	9,846,096	9,832,585
Weighted average shares outstanding - basic	14,172,889	9,872,923	9,845,819	9,832,735	9,675,991
Weighted average shares outstanding - diluted	14,261,717	10,602,155	9,910,507	10,544,902	10,259,904

Unaudited consolidated balance sheet as of:

(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
ASSETS
Cash and cash equivalents	$160,888	$75,625	$85,716	$106,951	$85,797
Securities - available for sale	162,024	165,489	168,694	165,276	184,654
Securities - held to maturity	745	745	744	744	743
Loans held for sale	3,288	7,295	4,088	4,902	5,393
Loans held for investment	1,005,878	977,139	939,517	800,667	881,099
Allowance for loan and lease losses	(8,843)	(7,320)	(6,253)	(4,631)	(3,645)

Loans, net	997,035	969,819	933,264	796,036	877,454
Branch assets held for sale	—	—	80,331	88,692	—
FHLB and FRB stock	4,903	5,826	7,976	5,233	5,802
Premises and equipment, net	21,933	21,744	20,708	20,502	23,344
Other real estate owned (OREO)	8,423	10,019	11,103	13,575	13,783
Goodwill and intangible assets, net	29,057	29,783	31,043	27,792	28,518
Bank-owned life insurance	29,083	28,955	28,829	28,695	28,554
Other assets	30,519	32,498	34,576	38,712	34,197

Total assets	$1,447,898	$1,347,798	$1,407,072	$1,297,110	$1,288,239

LIABILITIES
Noninterest bearing deposits	$179,848	$154,750	$176,245	$155,879	$150,238
Interest bearing deposits	985,381	950,874	932,009	894,433	894,616

Total deposits	1,165,229	1,105,624	1,108,254	1,050,312	1,044,854
Customer repurchase agreements	9,282	15,644	15,313	17,670	11,330
Federal Home Loan Bank advances	3,000	—	70,000	20,750	21,000
Senior secured note	—	11,630	11,944	12,259	12,573
Junior subordinated debentures	24,423	24,359	24,296	24,233	24,171
Other liabilities	8,455	14,713	11,341	7,705	13,714

Total liabilities	1,210,389	1,171,970	1,241,148	1,132,929	1,127,642

EQUITY
Preferred stock series A	4,550	4,550	4,550	4,550	4,550
Preferred stock series B	5,196	5,196	5,196	5,196	5,196
Common stock	180	99	98	98	98
Additional paid-in-capital	191,049	105,304	104,827	104,744	104,631
Treasury stock	(161)	(68)	(4)	—	—
Retained earnings	35,744	34,014	24,519	22,111	18,992
Accumulated other comprehensive income	951	836	841	485	133

Total stockholders’ equity	237,509	149,931	140,027	137,184	133,600
Noncontrolling interests	—	25,897	25,897	26,997	26,997

Total equity	237,509	175,828	165,924	164,181	160,597

Total liabilities and equity	$1,447,898	$1,347,798	$1,407,072	$1,297,110	$1,288,239

Unaudited consolidated statement of income for the three months ended:

(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Interest income:
Loans, including fees	$14,138	$13,706	$13,860	$14,376	$12,906
Factored receivables, including fees	8,367	7,681	6,838	5,272	5,205
Taxable securities	644	666	663	657	618
Tax exempt securities	14	15	15	16	39
Cash deposits	117	50	77	58	74

Total interest income	23,280	22,118	21,453	20,379	18,842

Interest expense:
Deposits	1,498	1,289	1,141	1,108	1,103
Federal Home Loan Bank advances	2	19	20	4	9
Senior secured note	173	134	137	140	123
Junior subordinated debentures	276	276	272	271	247
Other	2	5	2	1	2

Total interest expense	1,951	1,723	1,572	1,524	1,484
Net interest income	21,329	20,395	19,881	18,855	17,358
Provision for loan losses	1,811	1,375	1,747	925	1,057

Net interest income after provision for loan losses	19,518	19,020	18,134	17,930	16,301
Noninterest income:
Service charges on deposits	647	811	813	738	703
Card income	516	544	548	490	405
Net realized gains/(losses) & valuation adjustments on OREO	(242)	(11)	(252)	(77)	86
Net gains on sale of securities	62	10	—	16	—
Net gains on sale of loans	437	484	319	255	494
Fee income	553	448	421	398	355
Gain on branch sale	—	12,619	—	—	—
Bargain purchase gain	—	—	—	—	9,014
Asset management fees	486	374	129	—	—
Other	1,262	525	655	789	465

Total noninterest income	3,721	15,804	2,633	2,609	11,522

Noninterest expense:
Salaries and employee benefits	12,752	11,032	9,471	8,876	8,322
Occupancy, furniture and equipment	1,429	1,319	1,336	1,390	1,119
FDIC insurance assessment	221	280	280	261	283
Carrying costs for OREO	68	73	100	132	52
Professional fees	1,146	1,043	793	592	1,455
Amortization of intangible assets	727	746	724	726	620
Advertising and promotion	366	1,102	683	443	222
Communications and technology	961	954	945	888	754
Other	2,015	1,912	1,828	1,588	1,830

Total noninterest expense	19,685	18,461	16,160	14,896	14,657

Net income before income tax	3,554	16,363	4,607	5,643	13,166
Income tax expense	747	6,089	1,626	1,916	1,449

Net income	$2,807	$10,274	$2,981	$3,727	$11,717

Effect of noncontrolling interests and preferred shares	(786)	(779)	(696)	(579)	(399)

Net income to common stockholders	$2,021	$9,495	$2,285	$3,148	$11,318

Loans held for investment summarized for the most recent five quarters:

(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Commercial real estate	$249,164	$261,836	$265,129	$268,863	$331,462
Construction, land development, land	42,914	45,996	43,040	39,230	37,626
1-4 family residential properties	78,738	80,419	81,187	79,542	91,301
Farmland	22,496	20,059	19,644	20,114	20,294
Commercial	364,567	340,316	328,361	234,986	255,655
Factored receivables	180,910	169,112	156,272	129,531	117,370
Consumer	11,941	12,527	13,525	13,515	13,878
Mortgage warehouse	55,148	46,874	32,359	14,886	13,513

Total loans	$1,005,878	$977,139	$939,517	$800,667	$881,099

A portion of our total loan portfolio consists of commercial finance products offered on a nationwide basis, as further summarized below:

(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Equipment*	$106,354	$94,460	$71,198	$58,737	$48,978
Asset based lending (General)*	46,388	50,046	48,699	39,643	30,827
Asset based lending (Healthcare)*	41,770	40,885	45,751	—	—
Factored receivables	180,910	169,112	156,272	129,531	117,370

Commercial finance	$375,422	$354,503	$321,920	$227,911	$197,175

Total loans held for investment	$1,005,878	$977,139	$939,517	$800,667	$881,099
Commercial finance as a % of total	37%	36%	34%	28%	22%
Community banking / other as a % of total	63%	64%	66%	72%	78%

*	Denotes equipment loans offered under our Triumph Commercial Finance brand, general asset based loans offered under our Triumph Commercial Finance brand and healthcare asset based loan products offered under our Triumph Healthcare Finance brand.

Deposits summarized for the most recent five quarters:

(Dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Noninterest bearing demand	$179,848	$154,750	$176,245	$155,879	$150,238
Interest-bearing demand	236,525	209,491	248,992	209,170	199,826
Individual retirement accounts	55,034	54,378	53,856	54,709	54,512
Money market	117,514	125,371	138,204	142,522	157,406
Savings	70,407	72,012	73,207	73,011	69,336
Certificates of deposit	455,901	439,603	367,731	356,844	354,940
Brokered deposits	50,000	50,019	50,019	58,177	58,596

Total deposits	$1,165,229	$1,105,624	$1,108,254	$1,050,312	$1,044,854

Net interest margin summarized for the most recent two quarters:

	For the three months ended
	December 31, 2014			September 30, 2014
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Interest earning cash balances	$121,935	$117	0.38%	$55,558	$50	0.36%
Taxable securities	157,294	590	1.49%	159,779	612	1.52%
Tax-exempt securities	6,401	14	0.87%	6,569	15	0.91%
FHLB & Fed Reserve stock	5,203	54	4.12%	6,665	54	3.21%
Total loans (1)	994,633	22,505	8.98%	980,238	21,387	8.66%

Total interest earning assets	$1,285,466	$23,280	7.19%	$1,208,809	$22,118	7.26%

Noninterest earning assets:
Other assets	142,009			145,398

Total assets	$1,427,475			$1,354,207

Interest bearing liabilities:
Deposits:
Interest bearing demand	$232,784	$35	0.06%	$215,862	$37	0.07%
Individual retirement accounts	53,381	154	1.14%	51,942	148	1.13%
Money market	121,242	71	0.23%	126,932	75	0.23%
Savings deposits	72,956	9	0.05%	73,833	9	0.05%
Certificates of deposit	449,166	1,103	0.97%	396,287	920	0.92%
Brokered deposits	50,190	126	1.00%	45,235	100	0.88%

Total deposits	979,719	1,498	0.61%	910,091	1,289	0.56%
Short-term borrowings	18,696	4	0.08%	55,915	24	0.17%
Senior secured note	5,337	173	12.86%	11,678	134	4.55%
Junior subordinated debentures	24,388	276	4.49%	24,320	276	4.50%

Total interest bearing liabilities	$1,028,140	$1,951	0.75%	$1,002,004	$1,723	0.68%

Noninterest bearing liabilities and equity:
Noninterest bearing demand deposits	164,369			162,619
Other liabilities	13,268			13,611

Total equity	221,698			175,973

Total liabilities and equity	$1,427,475			$1,354,207

Net interest income		$21,329			$20,395

Interest spread (2)			6.44%			6.58%

Net interest margin on a fully tax-equivalent basis (3)			6.58%			6.69%

Cost of total deposits			0.52%			0.48%
Cost of total funds			0.65%			0.59%

1.	Balance totals include respective nonaccrual assets.
2.	Net interest spread is the yield on average interest-earning assets less the rate on interest-bearing liabilities.
3.	Net interest margin is the ratio of net interest income to average interest-earning assets.

Metrics and Non-GAAP financial reconciliation

	As of and For the Three Months Ended
(Dollars in thousands, except per share amounts)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
Net income available to common stockholders	$2,021	$9,495	$2,285	$3,148	$11,318
Average tangible common equity	156,888	109,944	102,107	98,198	91,865

Return on average tangible common equity (ROATCE)	5.11%	34.26%	8.98%	13.00%	48.88%

Efficiency ratio:
Net interest income	$21,329	$20,395	$19,881	$18,855	$17,358
Noninterest income	3,721	15,804	2,633	2,609	11,522

Operating revenue	25,050	36,199	22,514	21,464	28,880
Less: gain on branch sale	—	12,619	—	—	—
Less: bargain purchase gain	—	—	—	—	9,014

Adjusted operating revenue	$25,050	$23,580	$22,514	$21,464	$19,866

Total noninterest expenses	$19,685	$18,461	$16,160	$14,896	$14,657
Less: merger and acquisition expenses	—	—	—	—	938

Adjusted noninterest expenses	$19,685	$18,461	$16,160	$14,896	$13,719

Efficiency ratio	78.58%	78.29%	71.78%	69.40%	69.06%

Net noninterest expense to average assets ratio:
Total noninterest expenses	$19,685	$18,461	$16,160	$14,896	$14,657
Less: merger and acquisition expenses	—	—	—	—	938
Less: noninterest income, excluding gain on branch sale and bargain purchase gain	3,721	3,185	2,633	2,609	2,508

Adjusted net noninterest expenses	$15,964	$15,276	$13,527	$12,287	$11,211
Average total assets	1,427,475	1,354,207	1,359,503	1,271,024	1,164,758

Net noninterest expense to average assets ratio	4.44%	4.48%	3.99%	3.92%	3.82%

Reported yield on loans	8.98%	8.66%	8.83%	9.17%	9.38%
Effect of accretion income on acquired loans	(0.69%)	(0.63%)	(1.08%)	(1.44%)	(1.69%)

Adjusted yield on loans	8.29%	8.03%	7.75%	7.73%	7.69%

Reported net interest margin	6.58%	6.69%	6.58%	6.85%	6.68%
Effect of accretion income on acquired loans	(0.53%)	(0.50%)	(0.84%)	(1.12%)	(1.25%)

Adjusted net interest margin	6.05%	6.19%	5.74%	5.73%	5.43%

Total stockholders’ equity	$237,509	$149,931	$140,027	$137,184	$133,600
Less: Preferred stock liquidation preference	9,746	9,746	9,746	9,746	9,746

Total common stockholders’ equity	227,763	140,185	130,281	127,438	123,854
Less: Goodwill and other intangibles	29,057	29,783	31,043	27,792	28,518

Tangible common stockholders’ equity	$198,706	$110,402	$99,238	$99,646	$95,336
Common shares outstanding	17,963,783	9,886,778	9,845,819	9,846,096	9,832,585
Tangible book value per share	$11.06	$11.17	$10.08	$10.12	$9.70

Total assets at end of period	$1,447,898	$1,347,798	$1,407,072	$1,297,110	$1,288,239
Less: Goodwill and other intangibles	29,057	29,783	31,043	27,792	28,518

Adjusted total assets at period end	$1,418,841	$1,318,015	$1,376,029	$1,269,318	$1,259,721
Tangible common stockholders’ equity ratio	14.00%	8.38%	7.21%	7.85%	7.57%

1)	The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. The non-GAAP measures used by the Company include the following:

•	“Common stockholders’ equity” is defined as total stockholders’ equity at end of period less the liquidation preference value of the preferred stock.

•	“Adjusted diluted earnings per common share” is defined as adjusted net income available to common stockholders divided by adjusted weighted average diluted common shares outstanding. Excluded from net income available to common stockholders are non-routine gains and expenses related to merger and acquisition-related activities, net of tax. In our judgment, the adjustments made to net income available to common stockholders allow management and investors to better assess our performance in relation to our core net income by removing the volatility associated with certain acquisition-related items and other discrete items that are unrelated to our core business. Weighted average diluted common shares outstanding are adjusted as a result of changes in their dilutive properties given the gain and expense adjustments described herein.

•	“Net interest margin” is defined as net interest income divided by average interest-earning assets.

•	“Tangible common stockholders’ equity” is common stockholders’ equity less goodwill and other intangible assets.

•	“Total tangible assets” is defined as total assets less goodwill and other intangible assets.

•	“Tangible book value per share” is defined as tangible common stockholders’ equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.

•	“Tangible common stockholders’ equity ratio” is defined as the ratio of tangible common stockholders’ equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets.

•	“Return on Average Tangible Common Equity” is defined as net income available to common stockholders divided by average tangible common stockholders’ equity.

•	“Efficiency ratio” is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income. Also excluded are non-routine gains and expenses related to merger and acquisition-related activities, including divestitures. In our judgment, the adjustments made to operating revenue allow management and investors to better assess our performance in relation to our core operating revenue by removing the volatility associated with certain acquisition-related items and other discrete items that are unrelated to our core business.

•	“Net noninterest expense to average total assets” is defined as noninterest expenses net of noninterest income divided by total average assets. Excluded are non-routine gains and expenses related to merger and acquisition-related activities, including divestitures. This metric is used by our management to better assess our operating efficiency.

•	“Adjusted yield on loans” is our yield on loans after excluding loan accretion from our acquired loan portfolio. Our management uses this metric to better assess the impact of purchase accounting on our yield on loans, as the effect of loan discount accretion is expected to decrease as the acquired loans roll off of our balance sheet.

•	“Adjusted net interest margin” is net interest margin after excluding loan accretion from the acquired loan portfolio. Our management uses this metric to better assess the impact of purchase accounting on net interest margin, as the effect of loan discount accretion is expected to decrease as the acquired loans mature or roll off of our balance sheet.

2)	Amounts have been annualized.

3)	Asset quality ratios exclude loans held for sale.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@triumphllc.com

214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@triumphllc.com

214-365-6930